EXHIBIT II

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE


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
                                                          Three Months Ended June 30,   Six Months Ended June 30,
                                                          ---------------------------  -------------------------
                                                             2002          2001            2002         2001
                                                          -----------   -------------  -----------   -----------
BASIC NET INCOME (LOSS) PER COMMON SHARE

Net Income (Loss):
Continuing operation                                      $   517,225   $   388,044    $   669,136   $  (539,989)
Discontinued operation                                              0      (187,294)             0      (342,188)
                                                          -----------   -----------    -----------   -----------
Net                                                       $   517,255   $   200,750    $   669,136   $  (882,177)

Weighted average Common Shares outstanding                  8,185,821     7,463,682      8,170,955     7,384,542
                                                          -----------   -----------    -----------   -----------

Basic Net Income (Loss) Per Common Share:
Continuing operation                                      $      0.06   $      0.05    $      0.08   $     (0.07)
Discontinued operation                                              0         (0.02)             0         (0.05)
                                                          -----------   -----------    -----------   -----------
Net                                                       $      0.06   $      0.03    $      0.08   $     (0.12)

DILUTED NET INCOME (LOSS) PER COMMON SHARE
Net Income (Loss):
Continuing operation                                      $   517,225   $   388,044    $   669,136   $  (539,989)
Discontinued operation                                              0      (187,294)             0      (342,188)
                                                          -----------   -----------    -----------   -----------
Net                                                       $   517,255   $   200,750    $   669,136   $  (882,177)
Weighted average Common Shares outstanding                  8,185,921     7,473,682      8,170,955     7,384,542
Options and warrants assumed to be Common Stock
   equivalents using Treasury Stock Method                  2,781,181       396,190      3,051,294             0
                                                          -----------   -----------    -----------   -----------
Weighted average common shares outstanding, as adjusted    10,967,102     7,869,872     11,222,249     7,384,542
                                                          -----------   -----------    -----------   -----------
Diluted Net Income (Loss) per
Common Share:
Continuing operations                                     $      0.05   $      0.05    $      0.06   $     (0.07)
Discontinued operation                                              0         (0.02)             0         (0.05)
                                                          -----------   -----------    -----------   -----------
Net                                                       $      0.05   $      0.03    $      0.06   $     (0.12)
                                                          ===========   ===========    ===========   ===========
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